Exhibit 99.1

DSP Group, Inc. Expects Higher Revenues and Earnings for the Fourth Quarter of 2003

SANTA CLARA, Calif., January 5, 2004 — DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing solutions for the residential wireless market, today provided an update to its previously announced fourth quarter 2003 guidance. The company reported that due to increased demand for its products, revenues for the fourth quarter of 2003 would approximate $38 million, compared to a previously forecasted range of $33.0 million to $35.0 million. This revenue increase together with improving gross margins would result in better than expected diluted earnings per share (EPS) for the quarter to a range of $0.19 to $0.21.

DSP Group, Inc. will discuss its fourth quarter 2003 and fiscal year 2003 results, and will update its previously announced plans and guidance for 2004 during its scheduled conference call on January 27, 2004.

More information about DSP Group is available at www.dspg.com or contact Yaniv Arieli, President of US Operations, Investor Relations, DSP Group Inc. at +(408)986-4423 or e-mail: yarieli@dspg.com